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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(1) of the Investment Company Act of 1940.

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person

  Futterman                          Jack
________________________________________________________________________________
   (Last)                           (First)             (Middle)

                         16315 Vintage Oak Lane
________________________________________________________________________________
                                    (Street)

Delray Beach                     Florida                 33484
________________________________________________________________________________
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                         PARTY CITY CORPORATION (PCTY)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                     12/98

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
________________________________________________________________________________

                                                                                                             6. Own-
                                                              4. Securities Acquired (A)       5. Amount of  ership
                                                              or Disposed of (D)               Securities    Form:
                                                  3. Transac- (Instr. 3, 4 and 5)              Beneficially  Direct     7. Nature
                                                  tion Code   _______________________________  Owned at End  (D) or     of Indirect
                                   2. Transac-    (Instr. 8)                  (A)              of Month      Indirect   Beneficial
1. Title of Security               tion Date      ___________     Amount      or     Price     (Instr. 3     (I)        Ownership
(Instr. 3)                       (Month/Day/Year)  Code     V             (D)                  and 4)        (Instr.4)  (Instr. 4)
___________________________________________________________________________________________________________________________________

Common Stock                                                                                      1,500          D
___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________

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___________________________________________________________________________________________________________________________________

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)

                                                                 SPF 1474 (3/91)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Stock Options                                                                  Common
(right to buy)                                               9/8/98   9/8/07   Stock                      22,500     D
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Stock Options                                                                  Common
(right to buy)               4/8/98     A       2,500        4/8/98     N/A    Stock     2,500   N/A       2,500     D
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Stock Options                                                                  Common
(right to buy)       $15.00 12/9/98     A       5,000          **       N/A    Stock     5,000   N/A       5,000     D
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
Explanation of Responses:

** Board Member Vesting: 50% on 6/15/2000, 50% on 6/15/2001.


By:         /s/ Jack Futterman                              January 7, 1999
---------------------------------------------            -----------------------
       Signature of Reporting Person                              Date


Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.